SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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SKYWORKS SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SKYWORKS SOLUTIONS, INC.

20 Sylvan Road Woburn, MA 01801 (781) 376-3000	5221 California Avenue Irvine, CA 92612 (949) 231-3000

To our Stockholders:

The following paragraph was inadvertently omitted from Skyworks Solutions, Inc.’s (“Skyworks” or the “Company”) proxy statement for the 2004 annual meeting of stockholders, as filed with the Securities and Exchange Commission (“SEC”) on February 2, 2004. This paragraph should have been included in the proxy statement at the end of the “COMPENSATION OF DIRECTORS” section.

In connection with the Merger of the wireless business of Conexant with Skyworks, Conexant option holders received options to purchase shares of Skyworks common stock pursuant to the Washington Sub, Inc. 2002 Stock Option Plan (the “Washington Sub Plan”) with the same vesting provisions and terms as the original Conexant options from which they were derived. Following the Merger, Conexant extended the expiration date of certain Conexant options granted to Mr. Donald Beall, one of our directors and also a director of Conexant, until ten years after the original date of grant of the Conexant options. We were informed by Conexant that the failure to extend these Conexant options prior to the Merger resulted from an administrative error. In November 2002, our Board of Directors, acting upon a request from Conexant to make a corresponding adjustment to Mr. Beall’s derivative Skyworks options to assist it in correcting this prior administrative error, extended the expiration dates of an aggregate of 310,268 derivative options to purchase Skyworks common stock held by Mr. Beall under the Washington Sub Plan. Mr. Beall’s options were extended so that, instead of expiring on June 30, 2003, such options would continue to be exercisable until the tenth anniversary of their original grant on dates ranging from December 2004 to December 2006.

This correction supplements the Company’s proxy statement, as filed with the SEC on February 2, 2004. The foregoing paragraph was incorporated into the printed version of the proxy statement that is being furnished to the Company’s stockholders prior to its mailing.

February 24, 2004